Exhibit 21.1

Subsidiaries of

Geospace Technologies Corporation

GTC, Inc., a Texas corporation
Geospace Technologies Canada, Inc., an Alberta corporation
Geospace Technologies Corporation Azerbaijan Branch, an Azerbaijan company
Geospace Engineering Resources International, Inc., a Texas corporation
Geospace Finance Corp., a Texas corporation
GTC Inc. Beijing Representative Office, a Chinese company
Exile Technologies Limited, a United Kingdom company
Geospace J.V., Inc., a Texas corporation
Geospace Technologies Eurasia, LLC, a Russian limited liability company
Geospace Technologies, Sucursal Sudamericana LLC, a Texas limited liability company
Geospace Technologies Sucursal Sudamericana, a Colombia Branch Office
Geospace Brasil Equipmentos Sismicos EIRELI, a Brazilian company Aquana LLC, a Vermont limited liability company
Quantum Technology Sciences, Inc., a Florida corporation